UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

        Date of Report (Date of earliest event reported)    May 9, 2013

Venaxis, Inc.
(Exact name of registrant as specified in charter)

Colorado	001-33675	84-1553387
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1585 South Perry Street, Castle Rock, CO	80104
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (303) 794-2000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On May 9, 2013, Venaxis, Inc. (the “Company”) entered into a Debt Modification Agreement (the “Modification Agreement”) with FirstBank (the “Bank”) with an effective modification date of April 8, 2013.

The Modification Agreement refinanced the Company's outstanding loan with the Bank for which the remaining principal balance of approximately $1.6 million was due in July 2013.  The Modification Agreement extends the maturity date to April 2018 and reduces the interest rate from a variable rate equal to 1% over The Wall Street Journal Prime Rate (with a minimum of 7%) to a fixed interest rate of 3.95%.  The loan continues to be collateralized by the Company's real property, but a personal guaranty by a former executive of the Company was released by the Modification Agreement.  The loan terms include a payment amortization period of fifteen years, with a balloon maturity at five years.  The portion of the building mortgage loan guaranteed by the U. S. Small Business Administration, which is approximately 34% of the current loan total, remains unaffected by the Modification Agreement.

The foregoing description of the Modification Agreement is qualified in its entirety by reference to the full text of the Modification Agreement, which is attached hereto as Exhibit 10.1 and incorporated by reference herein.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in response to Item 1.01 above regarding the Modification Agreement is incorporated by reference in response to this Item 2.03.

Item 9.01	Financial Statements and Exhibits.

(d)           Exhibits

Exhibits

10.1           Debt Modification Agreement executed May 9, 2013, and effective as of April 8, 2013 between Venaxis, Inc. and FirstBank.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Venaxis, Inc. (Registrant)

Date: May 9, 2013	By:	/s/ Jeffrey G. McGonegal
Jeffrey G. McGonegal
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Exhibit Description

10.1	Debt Modification Agreement executed May 9, 2013, and effective as of April 8, 2013 between Venaxis, Inc. and FirstBank.